SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

INTERNATIONAL STEM CELL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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October     , 2014

Dear Stockholder:

Please take notice that a special meeting of stockholders will be held on Thursday, December 4, 2014, at 8:00 a.m. PDT, at International Stem Cell Corporation, 5950 Priestly Drive, Carlsbad, California 92008. You are cordially invited to attend.

The Notice of Special Meeting of Stockholders and a Proxy Statement, which describes the business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of International Stem Cell Corporation by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

Sincerely yours,

Andrey Semechkin, Ph.D.
Chief Executive Officer and Co-Chairman

5950 Priestly Drive

Carlsbad, California 92008

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 4, 2014

TO OUR STOCKHOLDERS:

Notice is hereby given that a special meeting of the stockholders of International Stem Cell Corporation, a Delaware corporation, will be held on December 4, 2014, at 8:00 a.m. PDT, at International Stem Cell Corporation, 5950 Priestly Drive, Carlsbad, California 92008 for the following purposes:

1.	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 600 million to 720 million.

2.	To approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio of not less than one-for-fifty and not greater than one-for-one-hundred-fifty, with the exact ratio to be set within such range in the discretion of the Board of Directors without further approval or authorization of the Company’s stockholders, provided that the Board of Directors determines to effect the reverse stock split of our Common Stock and such amendment is filed with the Secretary of the State of Delaware no later than September 30, 2015.

3.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on October 24, 2014 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof.

Jay Novak

Chief Financial Officer and Secretary

Carlsbad, California

October     , 2014

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card. However, if your shares are held of record by a broker or other nominee you will need to obtain a legal proxy from the holder of record to vote in person at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 4, 2014: Our Proxy Statement is attached. A complete set of proxy materials relating to our special meeting is available on the Internet. These materials, consisting of the Notice of Special Meeting, Proxy Statement, and Proxy Card, may be viewed at:

http://ISCO.proxy.internationalstemcell.com

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of International Stem Cell Corporation, a Delaware corporation, for use at the special meeting of stockholders to be held on December 4, 2014, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders.

SOLICITATION AND VOTING

Voting Securities. Only stockholders of record as of the close of business on October 24, 2014, will be entitled to vote at the meeting and any adjournment thereof. As of October 24, 2014, we had outstanding [            ] shares of Common Stock, 300,000 shares of Series B Preferred Stock, 43 shares of Series D Preferred Stock, and 5,000,000 shares of Series G Preferred Stock. All of the above shares are entitled to vote with respect to all matters to be acted upon at the special meeting. In addition, we had outstanding 2,000 shares of non-voting Series H-1 Preferred Stock and 500 shares of non-voting Series H-2 Preferred Stock. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her and each holder of shares of Preferred Stock is entitled to vote the equivalent number of common shares that the respective classes of preferred shares can be converted into, with the exception of Series H-1 and Series H-2 Preferred Stock, which is non-voting. As a result, the shares of Series B Preferred Stock are entitled to a total of 4,653,327 votes, the shares of Series D Preferred Stock are entitled to a total of 66,697,689 votes, and the shares of Series G Preferred Stock are entitled to a total of 26,309,115 votes. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that apply to brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the approval of the amendment to our certificate of incorporation to increase the number of authorized shares of common stock and the approval of the amendment to our certificate of incorporation to effect a reverse stock split of our common stock.

Solicitation of Proxies. We will bear the entire cost of soliciting proxies. In addition to soliciting stockholders by mail and through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. In addition, we may retain a proxy solicitation firm or other third party to assist us in collecting or soliciting proxies from our stockholders, although we do not currently plan on retaining such a proxy solicitor.

Voting of Proxies. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted on each proposal as recommended by the Board of Directors.

Revocation or Proxies. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of International Stem Cell Corporation, a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

Voting Results. We will announce preliminary voting results at the special meeting. We will report final results in a Form 8-K report filed with the Securities and Exchange Commission (the “SEC”).

PROPOSAL NO. 1

APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors is requesting stockholder approval of an amendment to our Certificate of Incorporation to increase our authorized number of shares of common stock from 600,000,000 shares to 720,000,000 shares.

The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of our common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of our Certificate of Incorporation with the Secretary of State of the State of Delaware.

In addition to the [            ] shares of common stock outstanding on October 24, 2014, the Board has reserved 27,032,993 shares for issuance upon exercise of stock options that were outstanding on October 24, 2014 and 8,532,791 shares for future issuances and grants made under our equity incentive plans. In addition, the Board has reserved 136,437,857 shares of common stock which may be issued upon the conversion of shares of our preferred stock outstanding on October 24, 2014, and 133,402,332 shares of common stock which may be issued upon the exercise of warrants outstanding on October 24, 2014. As a result, on October 24, 2014, there were only 70,289,953 shares of common stock available for issuance for other purposes. If we are unable to use shares of common stock to raise capital, we would be required to curtail various research and development programs and/or sell or grant licenses to our technology for various fields of use.

On October 14, 2014, we closed a private placement (the “Private Placement”) of Series H-1 and Series H-2 preferred stock and warrants, convertible and exercisable, respectively, into shares of our common stock, for gross proceeds of $2,500,000. The investors in the Private Placement included institutional investors and Andrey and Ruslan Semechkin, our Chief Executive Officer and Chairman and Chief Scientific Officer and Director, respectively. The securities purchase agreement entered into in the Private Placement requires us to hold a special meeting of stockholders to seek stockholder approval of an increase the number of authorized shares of common stock under our certificate of incorporation to 720,000,000 shares and approve a reverse stock split as described below under Proposal 2. In connection with the Private Placement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the investors pursuant to which we are obligated to file a registration statement to register the resale of (i) 120% (and upon stockholder approval of the amendment to our certificate of incorporation to increase the number of authorized shares of common stock to and the filing thereof with the Delaware Secretary of State, 200%) of the shares of Common Stock issuable upon conversion of the Preferred Stock, (ii) 120% (and upon stockholder approval of the amendment to our certificate of incorporation to increase the number of authorized shares of common stock as described herein and the filing thereof with the Delaware Secretary of State, 200%) of the shares of common stock issuable upon exercise of the warrants. Therefore, we are submitting this proposal to comply with the terms of the Private Placement agreements.

In addition to the requirements of the Private Placement, the Board of Directors also desires to have the shares available to provide additional flexibility to use capital stock for business and financial purposes in the future, although the Board of Directors has no specific plans to issue additional shares of common stock that would be available if this proposal is approved. The additional shares may be used for various purposes without further stockholder approval. These purposes may include: raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding our business or product lines through the acquisition of other businesses or products; and other purposes.

The additional shares of common stock that would become available for issuance if the proposal is adopted could also be used by the company to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the company. For example, without further stockholder approval, the Board of Directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board of Directors currently aware of any such attempts directed at us), stockholders should be aware that approval of this proposal could facilitate future efforts by the company to deter or prevent changes in control of the company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

If this proposal is approved and the amendment becomes effective, Section 1 of Article Fourth of our Certificate of Incorporation, which sets forth our currently authorized capital stock, will be amended to read in its entirety as follows:

“Section 1. Authorization of Shares.

The aggregate number of shares of capital stock which the Corporation will have the authority to issue is 740,000,000 shares, consisting of 720,000,000 shares of common stock, having a par value of $0.001 per share (“Common Stock”), and 20,000,000 shares of preferred stock, having a par value of $0.001 per share (“Preferred Stock”).”

Description of Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share. Subject to any voting rights granted to holders of any preferred stock, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the subject matter, other than the election of directors, will generally be required to approve matters voted on by our stockholders. Directors will be elected by plurality of the votes of the shares present in person or represented by a proxy at the meeting entitled to vote on the election of directors. Our certificate of incorporation does not provide for cumulative voting.

Dividends

Subject to the rights of holders of any outstanding preferred stock, the holders of outstanding shares of our common stock will share ratably on a per share basis in any dividends declared from time to time by our Board of Directors.

Other Rights

Subject to the rights of holders of any outstanding preferred stock, upon our liquidation, dissolution or winding up, we will distribute any assets legally available for distribution to our stockholders, ratably among the holders of our common stock outstanding at that time

Vote Required and Board of Directors Recommendation

The affirmative vote of the holders of (i) a majority of the outstanding shares of our common stock and (ii) a majority of the outstanding shares of our common stock and preferred stock, voting together as a single class on an as-converted to common stock basis, will be required to approve this amendment to the our Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

The Board of Directors unanimously recommends a vote “FOR” Proposal 1 to amend our Certificate of Incorporation to increase the number of authorized shares of common stock from 600,000,000 shares to 720,000,000 shares.

PROPOSAL NO. 2

REVERSE SPLIT OF THE COMMON STOCK OF THE COMPANY

On October 7, 2014, our Board approved an amendment to the Certificate of Incorporation, which the Board is recommending to the stockholders for approval, to implement a reverse split of our Common Stock at a ratio not less than one-for-fifty and not greater than one-for-one-hundred-fifty, with the exact ratio to be set within such range in the discretion of the Board of Directors, without further approval or authorization of our stockholders, provided that such amendment is filed with the Delaware Secretary of State no later than September 30, 2015.

Based on the number of shares currently issued and outstanding, immediately following the reverse split we would have approximately [            ] shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is one-for-fifty, and [            ] shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is one-for-one-hundred-fifty. Any other ratio selected within such range would result in a number of shares of Common Stock issued and outstanding following the transaction between the number of shares resulting from the reverse stock split ratios of 50 and 150.

The reverse split will be effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. The Board of Directors will determine the exact ratio of the reverse split and the actual time of filing of the applicable Certificate of Amendment, provided that such amendment is filed no later than September 30, 2015. If both Proposal 1 and Proposal 2 are approved at the Special Meeting, we plan to file the Certificate of Amendment approved as part of Proposal 1 (in the form described in Proposal 1) before the Certificate of Amendment approved as part of Proposal 2 (in the form described below).

In the event that the Board of Directors decides to effect the reverse stock split (following stockholder approval) we would file a Certificate of Amendment to add the following paragraph to Section 1 of Article Fourth of our Certificate of Incorporation:

“Upon this Certificate of Amendment becoming effective pursuant to the Delaware General Corporation Law (the “Effective Time”), each [            ] ** shares of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Company or any holder of Common Stock, be reclassified, combined and converted as of the Effective Time into one fully paid and non-assessable share of Common Stock. From and after the Effective Time, certificates representing shares of the Common Stock that were issued and outstanding prior to the Effective Time shall represent the number of whole shares of Common Stock into which such issued and outstanding shares of Common Stock shall have been reclassified pursuant to this Certificate of Amendment (subject to the treatment of fractional shares as set forth below); provided, however, that no fractional shares shall be issued to any holder of shares of Common Stock issued and outstanding prior to the Effective Time and that, instead of issuing such fractional shares, the Company shall round any fractional shares up to the nearest whole number in lieu of any other payment that would otherwise be made for such fractional share.”

**	Number to be chosen by Board of Directors between and including 50 to 150.

Mechanics of Reverse Split

If the proposed reverse split proposal is approved by the our stockholders after the Board of Directors approves the ratio of the reverse split, the reverse split will be implemented by filing a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, in the form described below, and the reverse split will become effective on the date of the filing (the “Split Effective Date”). We will obtain a new CUSIP number for the new Common Stock effective at the time of the reverse split. Stockholders who held shares of our Common Stock as of the close of business on the Split Effective Date (“Record Holders”) will be notified as soon as practicable after the Effective Date that the reverse split has been effected.

Shares registered directly in stockholder’s name. Our transfer agent will act as the exchange agent (the “Exchange Agent”) in implementing the exchange of outstanding certificates. As soon as practicable after the Split Effective Date, Record Holders will be notified and requested to surrender their certificates representing shares of pre-split Common Stock (“Old Common Stock”) to the Exchange Agent in exchange for certificates representing post-split Common Stock (“New Common Stock”). Any fractional shares resulting from the reverse split will be rounded up to nearest whole number. At the Split Effective Date, each lot of between 50 and 150 shares of Old Common Stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our stockholders, be combined into and become one share of New Common Stock, subject to the treatment for fractional shares described above, and each certificate which, immediately prior to the effective time represented Old Common Stock, will be deemed cancelled and, for all corporate purposes, will be deemed to evidence ownership of New Common Stock. As soon as practicable after the Split Effective Date, a letter of transmittal will be sent to stockholders of record as of the Split Effective Date for purposes of surrendering to the Exchange Agent certificates representing Old Common Stock in exchange for certificates representing New Common Stock in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the Exchange Agent. From and after the Split Effective Date, any certificates representing Old Common Stock which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing New Common Stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Shares held through a bank, broker or other nominee. Stockholders holding our common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would apply for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your bank, broker or nominee.

The number of shares which will result in fractional interests cannot be precisely predicted as we cannot determine in advance the number of stockholders whose total holdings are not evenly divisible by the reverse stock split ratio. We do not anticipate that a substantial number of shares will be required to be issued as a result of rounding up fractional shares.

We believe that enabling our Board of Directors to set the reverse stock split ratio within the stated range will provide us with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for our stockholders. In determining the ratio within the stated range, our Board of Directors may consider, among other things, factors such as: the initial listing requirements of any national securities exchange for which we may intend to seek listing of our Common Stock; the historical trading price and trading volumes of our Common Stock; the number of shares of our Common Stock outstanding; the then prevailing trading price and trading volumes of our Common Stock; the anticipated impact of the reverse stock split on the trading market for our Common Stock; prevailing general market and economic conditions.

Reasons for the Reverse Stock Split

The Company’s Common Stock is quoted on the OTCQB Marketplace under the symbol “ISCO”. The shares of Common Stock of the Company have traded at very low prices for some time. As of October 24, 2014, the last reported closing price of the Company’s Common Stock was [$            ]. The reverse stock split is intended to increase the per share stock price. A sufficiently large increase in the share price of our Common

Stock, such as one that could result from the reverse stock split, would allow us to, among other things, apply for the listing of our Common Stock on a national securities exchange, such as NASDAQ. We also believe that if we are successful in maintaining a higher stock price, the stock will generate greater interest among professional investors and institutions. If we are successful in generating interest among such entities, we anticipate that the Company’s Common Stock would have greater liquidity and a stronger investor base. Our Board of Directors considered that, at current trading prices, our Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stock. Moreover, the analysts of many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Additionally, the Board of Directors believes that many investment funds and institutional investors are reluctant to invest, and in some cases are prohibited from investing, in lower priced stocks.

Further, our Board believes that a reverse stock split can offer advantages to the Company and its stockholders apart from compliance with the rules of a stock exchange. For example, while the implementation of a reverse stock split would not change the total number of shares of our common stock authorized for issuance, the number of shares of our common stock available for issuance following implementation of a reverse stock split would increase to the extent the reverse stock split reduces the outstanding number of shares of our common stock. For this reason our Board of Directors believes that a reverse stock split would provide our Company added flexibility by helping to ensure that we have sufficient authorized, unissued and otherwise unreserved shares available for financings that we have completed and financing and strategic transactions that our Company may pursue. In addition to the [            ] shares of common stock outstanding on October 24, 2014, the Board has reserved 27,032,993 shares for issuance upon exercise of stock options that were outstanding on October 24, 2014 and 8,532,791 shares for future issuances and grants made under our equity incentive plans. The Board has also reserved 136,437,857 shares of common stock which may be issued upon the conversion of shares of our preferred stock outstanding on October 24, 2014, and 133,402,332 shares of common stock which may be issued upon the exercise of warrants outstanding on October 24, 2014. As a result, on October 24, 2014, there were 70,289,953 shares of common stock available for issuance for other purposes. If we are unable to use shares of common stock to raise capital, we would be required to curtail various research and development programs and/or sell or grant licenses to our technology for various fields of use.

Additionally, in connection with the Private Placement discussed in Proposal 1 above, we are obligated, pursuant to the terms of the securities purchase agreement, to hold a special meeting of stockholders’ to seek stockholder approval of a reverse stock split within 60 days of the closing of the Private Placement.

In evaluating the reverse stock split, the Company’s Board of Directors also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back toward pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Potential Effects of the Reverse Stock Split

The immediate effect of a reverse stock split will be to reduce the number of shares of Common Stock outstanding, and to increase the trading price of the Common Stock. However, the effect of any reverse stock split upon the market price of the Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. We cannot assure you that the trading price of the Common Stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of the Common Stock outstanding as a result of the reverse stock split. Also, as stated above, the Company cannot assure you that a reverse stock split will lead to a sustained increase in the trading price of the Common Stock. The trading price of the Common Stock may change due to a variety of other factors, including the Company’s operating results, other factors related to the Company’s business, and general market conditions.

Effect on Ownership by Individual Stockholders

The New Common Stock issued pursuant to the reverse stock split will be fully paid and non-assessable. All New Common Stock will have the same voting rights and other rights as the Old Common Stock. Our stockholders do not have preemptive rights to acquire additional shares of Common Stock. The reverse stock split will not alter any shareholder’s percentage interest in our equity, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share, which will be rounded up to the next whole number of shares.

Effect on Options, Warrants and other Securities

All outstanding options, warrants, shares of preferred stock and other securities entitling their holders to purchase or acquire shares of Common Stock will be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument will be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument and based on the reverse stock split ratio determined by the Board of Directors. As a result, the number of shares issuable on exercise of warrants or options and the number of shares issuable upon conversion of shares of preferred stock will be reduced by the reverse stock split ratio.

Other Effects on Outstanding Shares

As stated above, the rights of the outstanding shares of Common Stock will remain the same after the reverse stock split.

The reverse stock split may result in some stockholders owning “odd-lots” of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares. Furthermore, the liquidity of our common stock could be adversely effected by the reduced number of shares that would be outstanding after the reverse stock split.

The Company’s Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of the Company’s Common Stock under the Exchange Act. Our Common Stock will continue to be listed on the OTCQB Marketplace, subject to any decision of our Board of Directors to seek the listing of our Common Stock on a national securities exchange.

Effect on Authorized Shares of Common Stock

Under our certificate of incorporation, as amended, our authorized capital stock consists of 600,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.001 per share. If Proposal 1 is passed at the Special Meeting, our authorized capital stock will consist of, effective upon on the filing of the related Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of Delaware, 720,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.001 per share. The number of authorized shares of Common Stock will not change as a result of the reverse split.

Fractional Shares

The Company will not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split will be rounded up to the nearest whole share.

No Appraisal Rights

Under Delaware Law, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such appraisal rights.

Accounting Consequences

The reverse stock split will not affect the common stock capital account on our balance sheet. However, because the par value of the Company’s common stock will remain unchanged on the effective date of the split, the components that make up the common stock capital account will change by offsetting amounts. As a result of the reverse stock split, the stated capital component will be reduced and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. Our per share net income or loss and net book value will be increased because there will be fewer shares of common stock outstanding. Prior periods’ per share amounts will be restated to reflect the reverse stock split.

Effectiveness of Amendment

If the proposed amendment is adopted, it will become effective upon the filing of a certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

Vote Required

The affirmative vote of the holders of (i) a majority of the outstanding shares of our common stock and (ii) a majority of the outstanding shares of our common stock and preferred stock, voting together as a single class on an as-converted to common stock basis, is required to approve the amendment to the certificate of incorporation. As result, abstentions and broker non-votes will have the same effect as votes against this proposal.

Federal Income Tax Consequences

We believe that the United States federal income tax consequences of the reverse stock split to holders of Common Stock will be as follows:

(i) Except as explained in (v) below with respect to fractional shares, no income gain or loss will be recognized by a shareholder on the surrender of the current shares or receipt of the certificate representing new post-split shares.

(ii) Except as explained in (v) below with respect to fractional shares, the tax basis of the New Common Stock will equal the tax basis of the Old Common Stock exchanged therefore.

(iii) Except as explained in (v) below, the holding period of the New Common Stock will include the holding period of the Old Common Stock if such Old Common Stock were held as capital assets.

(iv) The conversion of the Old Common Stock into the New Common Stock will produce no taxable income or gain or loss to us.

(v) The federal income tax treatment of the receipt of the additional fractional interest by a shareholder is not clear and may result in tax liability not material in amount in view of the low value of such fractional interest.

Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

THE ABOVE REFRENCED IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE REVERSE STOCK SPLIT, AND DOES NOT CONSTITUTE A TAX OPINION. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE STOCKHOLDER MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

The Board of Directors unanimously recommends a vote “FOR” Proposal 2 to amend our Certificate of Incorporation to effect the reverse split of our Common Stock.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock and our preferred stock as of October 15, 2014, by (i) each person who is known by us to beneficially own 5% or more of our common stock or 5% or more of our preferred stock, (ii) each of our directors and named executive officers, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Other than for matters adversely affecting the rights and preferences of the preferred stock, the shares of our preferred stock (other than shares of Series H-1 and Series H-2 preferred stock, which is non-voting) vote together with the shares of common stock on most matters, with the shares of preferred stock entitled to cast a number of votes equal to the number of shares of common stock into which the shares of preferred stock could be converted. As of October 15, 2014 there were a total of 5,302,543 shares of preferred stock outstanding that were convertible into a total of 136,437,857 shares of common stock. Dr. Andrey Semechkin and Dr. Ruslan Semechkin, either directly or through entities that they control, beneficially own a total of 5,000,543 shares of preferred stock, that could be converted into a total of 100,762,350 shares of common stock. As such, Dr. Andrey Semechkin and Dr. Ruslan Semechkin control approximately 95.2% of the voting power of the preferred stock. The shares of common stock issuable upon conversion of the preferred stock are reflected in the following table.

In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of such person, shares of Common Stock subject to warrants or options held by that person that are currently exercisable or exercisable within 60 days of October 15, 2014 were deemed to be outstanding, and shares of preferred stock owned by such person and convertible into Common Stock were deemed to be converted into Common Stock. Such shares were not deemed to be outstanding, however, for the purpose of computing the percentage ownership of any other person.

Stock Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Name of Beneficial Owner	Actual Beneficial Ownership	Percent of Beneficial Ownership(1)
Andrey Semechkin (2)(3)(4)(5)(6)	196,357,465	54.75%
John Simon Craw (2)(3)	1,246,250	*
Ruslan Semechkin (2)(3)(4)(5)(6)	196,357,465	54.75%
Paul Maier (2)(3)	796,653	*
Donald Wright (2)(3)	929,653	*
Charles Casamento (2)(3)	644,500	*
All Executive Officers and Directors as a Group (8 Persons)	200,218,274	55.52%
5% Holders
X-Master, Inc. (4)	23,511,090	9.80%
AR Partners LLC (6)	26,309,115	10.50%

*	Less than 1%
(1)	Based on 224,304,073 shares currently outstanding, plus shares issuable under derivative securities which are exercisable within 60 days of October 15, 2014.
(2)	The business address for each director and officer is 5950 Priestly Drive, Carlsbad, CA 92008.

(3)	Includes shares issuable upon conversion of outstanding shares of preferred stock and warrants and options to purchase shares of our common stock exercisable within 60 days of October 15, 2014 in the following amounts:
Dr. Andrey Semechkin, 134,322,319 shares; Dr. Craw, 1,061,250 shares; Dr. Ruslan Semechkin, 134,322,319 shares; Mr. Casamento, 150,000 shares; Mr. Maier, 260,000 shares; Mr. Wright, 360,000 shares; and All Executive Officers and Directors as a Group, 136,317,169 shares.
(4)	The business address for X-Master, Inc. is 1 Overlook Drive, Unit 11, Amherst, New Hampshire 03031. X-Master Inc. is owned by Dr. Andrey Semechkin. Dr. Ruslan Semechkin is the President of X-Master, Inc. The shares held by X-Master are all issuable upon conversion of outstanding shares of preferred stock and are considered to be beneficially owned by each of Andrey Semechkin and Ruslan Semechkin.
(5)	Pursuant to the applicable SEC rules, each of Dr. Andrey Semechkin and Dr. Ruslan Semechkin are considered to be the beneficial owner of shares held by the other.
(6)	The business address for AR Partners LLC is 5950 Priestly Drive, Carlsbad, CA 92008. AR Partners LLC is owned by Dr. Andrey Semechkin and Dr. Ruslan Semechkin. Dr. Ruslan Semechkin is the General Manager of AR Partners LLC. The shares held by AR Partners are all issuable upon conversion of outstanding shares of preferred stock and are considered to be beneficially owned by each of Andrey Semechkin and Ruslan Semechkin.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were met.

STOCKHOLDER PROPSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SCC Rules. For a stockholder proposal to be included in our proxy materials for 2015 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 31, 2014. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the 2015 annual meeting so long as we receive notice of the proposal as specified in our Bylaws, addressed to the Secretary at our principal executive offices, not earlier than January 8, 2015 and not later than February 7, 2015.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2014 special meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

DELIVERY OF PROXY MATERIALS

We may satisfy SEC’s rules regarding delivery of this Proxy Statement by delivering a single copy of these materials to an address shared by two or more stockholders. This process is known as “householding.” This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one Proxy Statement to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. Accordingly, for many stockholders who hold their shares through a bank, brokerage firm or other holder of record (i.e., in “street name”) and share a single address, only one Proxy Statement is being delivered to that address unless contrary instructions from any stockholder at that address were received.

We undertake to deliver promptly upon written or oral request a separate copy of the Proxy Statement, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies Proxy Statement (or other proxy related materials) either now or in the future, please contact our Corporate Secretary at 5950 Priestly Drive, Carlsbad, CA, 92008 or by telephone at (760) 940-6383. If your stock is held by a brokerage firm or bank and you prefer to receive separate copies of the Proxy Statement (or other proxy related materials) either now or in the future, please contact your brokerage or bank. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.

Jay Novak

Chief Financial Officer and Secretary

October    , 2014

DETACH PROXY CARD HERE AND RETURN

INTERNATIONAL STEM CELL CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 4, 2014

The undersigned hereby appoints Andrey Semechkin and Jay Novak as attorney and proxies of the undersigned, each with full power of substitution, to vote all of the shares of stock of International Stem Cell Corporation (the “Company”) which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at International Stem Cell Corporation, 5950 Priestly Drive, Carlsbad, California 92008, on Thursday, December 4, 2014, at 8:00 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, these shares will be voted in accordance with the recommendations of the Board of Directors.

YOUR VOTE IS IMPORTANT. You are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage prepaid if mailed in the United States.

Whether or not you plan to attend the meeting in person, you are urged to sign and promptly mail this proxy in the return envelope so that your stock may be represented at the meeting.

(See reverse side)

DETACH PROXY CARD HERE AND RETURN IN THE ENCLOSED ENVELOPE

The Board of Directors recommends a vote FOR the following proposals:

(1)	To approve an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of common stock from 600 million to 720 million.

❑ FOR	❑ AGAINST	❑ ABSTAIN

(2)	To approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio of not less than one-for-fifty and not greater than one-for-one-hundred-fifty, with the exact ratio to be set within such range in the discretion of the Board of Directors without further approval or authorization of the Company’s stockholders, provided that the Board of Directors determines to effect the reverse stock split of our Common Stock and such amendment is filed with the Secretary of the State of Delaware no later than September 30, 2015.

❑ FOR	❑ AGAINST	❑ ABSTAIN

Please sign below, exactly as name or names appear on this proxy. If the stock is registered in the names of two or more persons (Joint Holders), each should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give printed name and full title. If more than one trustee, all should sign.

Date

Signature

Signature

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW